Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Summit Brokerage Services, Inc. (Florida)

Summit Financial Group, Inc. (Florida)

SBS Insurance Agency of Florida, Inc. (Florida)

SBS of California Insurance Agency, Inc. (California)

SBSI Insurance Agency of Texas, Inc. (Texas)

Summit Holding Group, Inc. (Florida)

Summit Capital Group, Inc. (Florida)